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                                                                    EXHIBIT 99.1


                          SECOND SUPPLEMENTAL NOTICE TO
                         INVESTMENT CERTIFICATE HOLDERS
                                       OF
                         PACECO FINANCIAL SERVICES, INC.

                                DECEMBER 20, 2000


         Paceco Financial Services, Inc. (the "Company") has amended its plan for redeeming the Company's outstanding passbook savings and time certificates (the "Certificates") as described in the initial notice dated October 10, 2000 and the Supplemental Notice dated November 3, 2000 (the "Plan"). The Plan provides a means by which the shares of PalWeb Corporation common stock ("PalWeb Shares") held by the Company can be "put" to Mr. Paul Kruger (the "Put"). Mr. Kruger has agreed to purchase the PalWeb Shares, if the Put is exercised, at prices sufficient to fully redeem the outstanding principal balances plus accrued interest to the date of redemptions in the Certificate Holders' accounts over approximately a four year period ending December 31, 2004.

         The objective of the Plan is to return to Certificate Holders 100% of their accounts as early as possible. The PalWeb Shares will be placed in a trust (the "Trust") with an independent Trustee whose duty will be to dispose of the PalWeb Shares on the most favorable terms available and distribute net proceeds to the Certificate Holders. To provide greater assurance of the return of 100% of Certificate Holders' principal and accrued interest by December 31, 2004, Mr. Paul Kruger will grant the Trustee a Put which the Trustee can exercise in December of each year 2001 through 2004 to require Mr. Kruger to pay into the Trust for the benefit of Certificate Holders up to 20% of account balances*, in exchange for a corresponding percentage of the PalWeb Shares. Any exercise of the Put to Mr. Kruger, Mr. Kruger's payment into the Trust and the resulting distribution to Certificate Holders will occur in December of each calendar year 2001 through 2004. By "up to 20%", the Company means the difference between annual distributions to Certificate Holders from sources other than Mr. Kruger and 20% of account balances. Certificate Holders will receive a distribution in December, 2000, equal to 20% of their account balances and no less than 20% per year in each of the succeeding four years. In each of the years, if the Company's resources are not adequate to distribute to Certificate Holders at least 20% of their account balances, then the Trustee will exercise the Put to Mr. Kruger.

         The Put to Mr. Kruger is intended to be exercised if other resources are inadequate. If the Trustee can sell the PalWeb Shares in the market for as much or more than could be realized from the Put to Mr. Kruger (20% of account balances in December, 2000, and in each succeeding calendar year), or if the Company has other sources of income with which to pay Certificate Holders 20% or more of the account balances annually, or if some combination of sales of the PalWeb Shares and Paceco income from other sources are sufficient to return at least 20% of the Holders' account balances annually, the PalWeb Shares would not be Put to Mr. Kruger. If, on the other hand, such other sources are not adequate to return at least 20% of account balances annually, then the Trustee will exercise the Put to Mr. Kruger.

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         Under the Plan, the outstanding time certificates will continue to accrue interest at the time certificate rate until maturity. At maturity, the rate will be adjusted to the then current passbook rate. The passbook rate will be set from time to time by the Company at its discretion. The current passbook rate is 2.75% per year. Generally, the passbook rate will be comparable to Oklahoma bank savings account rates. Interest will not be compounded.

         The Put to Mr. Kruger will cover both principal and accrued interest, but all distributions to Certificate Holders will be applied first to principal.

         THE PUT IS SUBJECT TO THE CONDITION THAT THERE SHALL BE NO LITIGATION THAT IN ANY WAY, DIRECTLY OR INDIRECTLY, RELATES TO THE PASSBOOK ACCOUNTS AND TIME CERTIFICATES OFFERED AND SOLD BY PACECO, EXCEPT LITIGATION TO ENFORCE THE PUT, AGAINST MR. KRUGER, THE COMPANY OR ITS OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR AFFILIATES BY OR FOR THE BENEFIT OF CERTIFICATE HOLDERS OR THEIR ASSIGNEES OR AGENTS INCLUDING, BUT NOT LIMITED TO, ACTIONS BASED ON THE COMPANY'S ADOPTION OR IMPLEMENTATION OF THE PLAN TO REDEEM CERTIFICATES DESCRIBED HEREIN. EXAMPLES OF SUCH LITIGATION WOULD BE ACTIONS BASED ON THE SUSPENSION OF WITHDRAWALS FROM CERTIFICATE HOLDERS' ACCOUNTS AND ACTIONS ALLEGING VIOLATIONS OF SECURITIES LAWS. IN ADDITION, AN INVOLUNTARY BANKRUPTCY OF THE COMPANY WILL RELEASE MR. KRUGER FROM THE PUT OBLIGATION. SHOULD ANY SUCH LITIGATION BE COMMENCED, MR. KRUGER WILL BE RELEASED FROM HIS OBLIGATION UNDER THE PUT EFFECTIVE AS OF THE COMMENCEMENT OF THE LITIGATION, UNLESS SUCH LITIGATION IS DISMISSED WITHIN 30 DAYS AFTER NOTICE TO THE TRUSTEE OF THE LITIGATION. LITIGATION BY MR. BRETT WIMBERLEY OR AFFILIATES OF MR. KRUGER WILL NOT RELEASE THE PUT.

         The Put Agreement contains an extension of certain statutes of limitations to March 15, 2002. A statute of limitations operates to bar a claim if the claim is not acted on by filing an action in court within a stated period of time after the claim rose. The Company and Mr. Kruger have agreed that if any claim a Certificate Holder may have against the Company or Mr. Kruger arising out of a purchase of an investment certificate would be barred by a statute of limitations running during the period of November 3, 2000 through March 15, 2002, the Company and Mr. Kruger will extend such statute to March 15, 2002. As a result of the extension, such claim would not be barred until after March 15, 2002. Any Certificate Holder who has a question about this extension of the statute of limitations should consult his or her legal counsel or call the Company at (405) 360-5047. This Notice is not intended as legal advice, nor is it a complete explanation of statutes of limitations.

         Steve Owens, a Certificate Holder, has agreed to serve as an independent Advisory Director to the Company and to PalWeb Corporation, subject to his review of final documents and terms of the Plan. As an Advisory Director, Mr. Owens will receive notice of all Board meetings. He will be entitled to attend Board meetings and participate in discussions, but will not vote as a Director. Mr. Owens' role will be advisory only.

         The Company has applied for a $5 million life insurance policy on the life of Mr. Kruger. The Trustee of the Trust created to hold the PalWeb Shares for the benefit of Certificate Holders will be named as the beneficiary of the life insurance policy. The Company will continue the policy in force until the earlier of the receipt by Certificate Holders of all of their investment plus


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interest or December 31, 2004. In the event of Mr. Kruger's death, the proceeds of the life insurance would be distributed to Certificate Holders to the extent of their account balances (principal plus accrued interest) and the remainder would be distributed to the estate of Mr. Kruger.

         The Company has agreed with the Department of Securities of the State of Oklahoma (the "Department") that it will maintain its books and records and the books and records of its subsidiary, Pace Properties, L.L.C., until December 31, 2006.

         The Department has issued a "no action" letter to the Company signifying that the Department has examined terms of the redemption of Certificate Holders' investments and that the Department will take no action against the Company or its officers, directors, shareholders, employees and agents if the Plan is implemented as proposed and all Certificate Holders receive their full account balances of principal and accrued interest by December 31, 2004.

         Notwithstanding the Put, the Company acknowledges its obligation to Certificate Holders and will endeavor to distribute amounts equal to Certificate Holders' principal and accrued interest to them as early as possible.

         As a result of the Put agreed to by Mr. Kruger, the term of the Trust will be extended to the earlier of, (i) the full redemption of all Certificate Holders' accounts, or (ii) December 31, 2004, or as soon thereafter as the Trustee can distribute the Trust assets. Any PalWeb Shares remaining in the Trust will be distributed to the Company, unless Mr. Kruger defaults and Certificates have not been fully redeemed, in which case the PalWeb Shares, in the discretion of the Trustee, can be distributed pro rata to Certificate Holders or sold by the Trustee and the proceeds distributed to the Certificate Holders. Cash will be distributed in lieu of fractional shares. Distributions to Certificate Holders will be made pro rata in the same proportion that each Certificate Holder's Account Balance bears to the total Balance of Deposits at the time of each distribution.

         While the PalWeb Shares are held by the Trustee, the Trustee may exercise the voting rights pertaining to the PalWeb Shares. The Trust Agreement requires that the Trustee vote the PalWeb Shares in proportion to the votes of all other shares that are voted, unless such vote, in the Trustee's judgment, would adversely affect the rights of Certificate Holders. In that case, the Trustee may vote the PalWeb Shares as the Trustee deems to be in the best interest of Certificate Holders. Mr. Bill English has been designated the Trustee of the Trust. Mr. English may be contacted at (405) 321-0314.

         There is a risk that the combination of the sale of specific assets, sale of PalWeb Shares, the Company's cash flow from operations and Mr. Kruger's financial ability to honor the Put will not be adequate to fully return all amounts due to Certificate Holders.

         Questions concerning this Notice may be directed to Mark Kidd of the Company at (405)360-5047. The Company's Duncan office has been closed and its new mailing address is 2500 South McGee, Suite 147, Norman, OK 73072. Copies of the Put Agreement and Trust Agreement are available to Certificate Holders on request.


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         This Notice does not constitute legal or financial advice, and
Certificate Holders are encouraged to consult their personal advisors.

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         * The 20% per year beginning in December, 2000, is based on December,
2000 account balances. The December, 2000 distribution will be made by the Company without resort to the Put. Under the Plan, in 2001, 25% of the 2001 account balances must be redeemed; in 2002, 33 1/3% of the 2002 account balances must be redeemed; in 2003, 50% of the 2003 account balances must be redeemed and in 2004, 100% of the 2004 account balances must be redeemed.




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